Exhibit 10.1

409 Silverside Road Suite 105 Wilmington, DE 19809 Phone: +1 302-385-5000 Fax: +1 302-385-5117

Friday, October 3, 2025

Dominic Canuso

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Dominic,

The Bancorp Bank, N.A. is pleased to extend to you an offer of employment. We would like to have you join our Finance division as the Executive Vice President, Chief Financial Officer beginning Monday, November 3, 2025, at our office location: 409 Silverside Road, Suite 105, Wilmington, DE 19809. You will be reporting to Damian Kozlowski, Chief Executive Officer.

The offer we extend to you is:

•	Compensation: $500,000 / Annually (Exempt)
•	Target Bonus: Subject to the bank's discretion, $850,000 to be paid in 2026 at Bonus Time through Cash ($250,000) and Stock ($600,000) for work performed in 2025.

In addition to the above, The Bancorp Bank, N.A. offers a comprehensive suite of benefits to promote health and financial security for our employees and their families. Please reference our Benefits Overview Guide for more details. Eligibility for these benefits begins the first of the month following your start date.

As a full-time employee you are also eligible to participate in our Flexible Spending Account as well as some additional voluntary benefits. We also encourage all employees to participate in our Wellness program with Wellworks. Participation may make you eligible for future discounts on your healthcare contributions.

Please note:

•	Our Paid Time-off (PTO) policy is twenty-eight (28) days per year prorated from your hire date.
•	PTO time includes sick time, personal time and vacation time.

This offer is contingent upon our checking your credit, criminal, education, employment, OFAC, and social media background history, and our receipt of the requisite approvals from our Board of Directors ("Board"). In the event we do not receive a favorable background check screening or the necessary Board approvals, this offer of employment will be void.

Employment with The Bancorp Bank, N.A. is voluntary and at will. This means you may terminate your employment at any time without cause or advance notice. Likewise, The Bancorp Bank, N.A. may terminate your employment at any time with or without cause or advance notice.

The Bancorp Bank, N.A. extends this offer with the understanding that you have not signed any agreement with any prior or existing employer which includes restrictions on your ability to compete; to contact customers, clients or employees; or to use and or/disclose business, client or customer information. If there are such agreements, please provide The Bancorp Bank, N.A. with a copy of the agreement so we can consider whether and to what extent the agreement may preclude and/or restrict your employment with our organization.

I hope you will find working at The Bancorp Bank, N.A. a rewarding and educational experience. We are looking forward to your bringing your expertise to our organization. There are many opportunities within the company for growth and advancement.

If you have any questions or concerns, please feel free to contact me via e-mail at jterry@thebancorp.com or by telephone at (302) 385-5394.

Regards,

/s/ Jennifer F. Terry

Jennifer F. Terry

Executive Vice President, Chief Human Resources Officer

I agree to and accept the foregoing terms of employment offer.

/s/ Dominic Canuso

Employee Acceptance Signature (Please sign one copy and return to Human Resources)